Exhibit 99.(11)(a)

222 NORTH LASALLE STREET SUITE 2600 CHICAGO, ILLINOIS 60601-1003 T: +1 (312) 609-7500 F: +1 (312) 609-5005 CHICAGO • NEW YORK • WASHINGTON, D.C. LONDON • SAN FRANCISCO • LOS ANGELES September 21, 2015

Touchstone Variable Series Trust
303 Broadway, Suite 1100
Cincinnati, Ohio 45202

Ladies and Gentlemen:

We have acted as counsel to Touchstone Variable Series Trust, a Massachusetts business trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form N-14 in the form to be filed pursuant to Rule 488 under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof (the “Registration Statement”), registering the issuance of an indefinite number of shares of beneficial interest, no par value per share (the “Shares”), of Touchstone Focused Fund (the “Acquiring Fund”), a series of the Trust, in connection with the reorganization of each of Touchstone Baron Small Cap Growth Fund and Touchstone Third Avenue Value Fund (each, an “Acquired Fund”), each, a series of the Trust, into the Acquiring Fund, as described in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement.  In connection with rendering this opinion, we have examined the Registration Statement, a form of each Agreement and Plan of Reorganization to be entered into among the Trust, on behalf of the Acquiring Fund and the applicable Acquired Fund, and Touchstone Advisors, Inc. (for purposes of paragraph 9.1 only) (each, an “Agreement” and collectively, the “Agreements”), the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended (“Declaration of Trust”), the Trust’s Amended and Restated By-Laws, as amended (“By-Laws”), certain actions of the Trustees of the Trust related to the authorization and issuance of the Shares pursuant to the Agreements and the authorization of the Agreements (the “Reorganization Resolutions”), and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below.  In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies.  As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the statutory laws and regulations of the Commonwealth of Massachusetts as in effect on the date hereof, which, in our experience, are normally directly applicable to the issuance of units of beneficial interest by an entity such as the Trust.  We express no opinion with respect to any other laws or regulations.  To the extent that the Trust’s Declaration of Trust or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation, except for the statutory laws and regulations of the Commonwealth of Massachusetts, we have assumed compliance by the Acquiring Fund with the 1940 Act and any other such law or regulation.

We have assumed that, with respect to the reorganization of each Acquired Fund into the Acquiring Fund: (i) the Shares will be issued and delivered upon the terms, in the manner and upon satisfaction of the conditions set forth in the applicable Agreement; (ii) the Trust will maintain its existence and good standing under, and the Acquiring Fund will maintain its existence under, the laws of the Commonwealth of Massachusetts in effect as of the date hereof through the date the Shares are issued and delivered pursuant to the applicable Agreement; (iii) the definitive Joint Proxy Statement/Prospectus to be filed pursuant to Rule 497 under the 1933 Act will be substantially in the form filed in the Registration Statement; and (iv) the Reorganization Resolutions will be finalized and incorporated into the minutes of the meeting prior to the issuance of the Shares in substantially the form attached to the Secretary’s Certificate delivered to us as of the date hereof.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust.  However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or officers of the Trust.  The Declaration of Trust also provides for indemnification out of the property of the Trust for all losses and expenses of any shareholder of the Acquiring Fund held personally liable for the obligations of the Trust, solely by reason of being or having been a shareholder.  Thus, the risk of liability is limited to circumstances in which the Trust would be unable to meet its obligations.

Based upon and subject to the foregoing and the qualifications set forth herein, we are of the opinion that (a) the Shares to be issued pursuant to each Agreement have been duly authorized for issuance by the Trust; and (b) when issued and delivered by the Acquiring Fund in accordance with, and subject to satisfaction of all of the conditions contained in, each

Agreement, the Shares to be issued pursuant to such Agreement will be validly issued, fully paid and non-assessable.

This opinion is rendered in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement, the discussion of this opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement and the reference to us in the Joint Proxy Statement/Prospectus.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.  Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person (except when required to be filed as an exhibit to the Registration Statement), without, in each case, our prior written consent.  This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder Price P.C.

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